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

                                                                                                                 Exhibit 12.1

                                                    HRPT PROPERTIES TRUST
                                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                         (Dollars in thousands, except ratio amounts)


                                                                            Year Ended December 31,
                                                 ---------------------------------------------------------------------------
                                                       2000          1999 (1)         1998 (1)       1997 (1)      1996 (1)
                                                 ---------------------------------------------------------------------------
Earnings:
   Income before equity in earnings (loss) of
     equity investments and extraordinary item       $109,486       $116,188         $136,756        $97,230       $64,701
  Fixed charges                                       104,337         91,420           66,612         38,703        23,279
  Distributions from equity investments                30,294         18,606           10,320          9,640         9,360
  Capitalized interest                                 (1,680)        (1,488)            (447)          (165)           --
                                                 ---------------------------------------------------------------------------
Adjusted Earnings                                    $242,437       $224,726         $213,241       $145,408       $97,340
                                                 ===========================================================================

Fixed Charges:
  Interest expense                                   $100,074        $87,470          $64,326        $36,766       $22,545
  Amortization of deferred financing costs              2,583          2,462            1,839          1,772           734
  Capitalized interest                                  1,680          1,488              447            165            --
                                                 ---------------------------------------------------------------------------
Total Fixed Charges                                  $104,337        $91,420          $66,612        $38,703       $23,279
                                                 ===========================================================================

Ratio of Earnings to Fixed Charges                       2.3x           2.5x             3.2x           3.8x          4.2x
                                                 ===========================================================================

(1)  Priors  years  have  been  restated  to  conform  to  the  current   year's presentation.

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